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                                                                   EXHIBIT 11.01

                              OCULAR SCIENCES, INC.

   STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (BASIC AND DILUTED)

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                                                         Three Months Ended
                                                              March 31,
                                                    -------------------------------
                                                        2001              2000
                                                    ------------     --------------
Net income per share (basic):

    Net income                                      $ 4,817,000      $ 7,133,000
                                                    ===========      ===========

    Weighted average common shares outstanding       23,310,572       23,004,744
                                                    ===========      ===========
    Net income per share (basic)                    $      0.21      $      0.31
                                                    ===========      ===========
Net income per share (diluted):

    Net income (diluted)                            $ 4,817,000      $ 7,133,000
                                                    ===========      ===========
    Weighted average common shares outstanding       23,310,572       23,004,744

    Weighted average shares of stock options
        under the treasury stock method                 317,921          332,162
                                                    -----------      -----------
    Weighted average common and dilutive
        potential common shares outstanding          23,628,493       23,336,906
                                                    ===========      ===========
    Net income per share (diluted)                  $      0.20      $      0.31
                                                    ===========      ===========

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